Exhibit 5.1

DAVIS WRIGHT TREMAINE LLP
1633 Broadway
New York, New York 10019

October 9, 2009

iBio, Inc.
9 Innovation Way, Suite 100
Newark, Delaware 19711

Dear Sirs:

We are acting as counsel to iBio, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed on October 9, 2009 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 9,657,476 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders listed therein. Of the shares of Common Stock so registered, 6,961,137 shares are currently issued and outstanding, and 2,696,339 are issuable upon exercise of warrants to purchase shares of Common Stock (the “Warrants”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that (i) the issued and outstanding shares of Common Stock covered by the Registration Statement are legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware, and (ii) the shares of Common Stock issuable upon exercise of the outstanding Warrants covered by the Registration Statement have been duly authorized, and, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Davis Wright Tremaine LLP
DAVIS WRIGHT TREMAINE LLP